EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to inclusion in this Post Effective Amendment No. 2 to the Registration Statement on Form S-1 of theglobe.com, inc. of our report dated March 23, 2005 which report contained an explanatory paragraph regarding the Company's ability to continue as a going concern, concerning the consolidated financial statements of theglobe.com, inc. and subsidiaries for each of the years ended December 31, 2004, 2003 and 2002. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


RACHLIN COHEN & HOLTZ LLP


Fort Lauderdale, Florida
September 27, 2005